Exhibit 99.1

United Announces

Full-Year and Fourth-Quarter 2014 Profit

UAL Reports $1.97 Billion Full-Year Profit Excluding Special Items;

$1.13 Billion Profit Including Special Items

UAL Reports $461 Million Fourth-Quarter 2014 Profit Excluding Special Items;

$28 Million Profit Including Special Items

CHICAGO, Jan. 22, 2015 – United Airlines (UAL) today reported full-year 2014 net income of $1.97 billion, an increase of 89 percent year-over-year, or $5.06 per diluted share, excluding $834 million of special items. Including special items, UAL reported full-year net income of $1.13 billion, or $2.93 per diluted share. UAL reported fourth-quarter 2014 net income of $461 million, an increase of 86 percent year-over-year, or $1.20 per diluted share, excluding $433 million of special items. Including special items, UAL reported fourth-quarter 2014 net income of $28 million, or $0.07 per diluted share.

•	UAL earned a 12.9 percent return on invested capital in 2014.

•	United’s consolidated passenger revenue per available seat mile (PRASM) increased 1.6 percent for full-year 2014 compared to full-year 2013.

•	Full-year 2014 consolidated unit costs (CASM), excluding special charges, third-party business expenses, fuel and profit sharing, increased 1.3 percent year-over-year on a consolidated capacity increase of 0.3 percent. Full-year 2014 CASM, including those items, decreased 1.6 percent year-over-year.

•	In 2014, United returned approximately $320 million to shareholders as part of its previously announced $1 billion share buyback program. In addition, throughout the year, United spent $310 million to retire convertible debt that was convertible into approximately 5.8 million shares of UAL common stock.

•	Employees earned $235 million in profit sharing for full-year 2014, which will be distributed on Feb. 13.

•	UAL ended the year with $5.7 billion in unrestricted liquidity.

UAL Announces Full-Year and Fourth-Quarter 2014 Profit / Page 2

“Thanks to the good work of the United team, we reported a $2 billion profit for 2014, excluding special items,” said Jeff Smisek, UAL’s chairman, president and chief executive officer. “We’re starting 2015 as a better airline, and we expect to generate far better results. I’m excited about what we will do this year to improve our operations, our product, and our customer service, focusing on growing our core earnings and margins. For the first quarter, we expect our pre-tax margin to be between 5 and 7 percent, excluding special items.”

Fourth-Quarter Revenue and Capacity

For the fourth quarter of 2014, total revenue was $9.3 billion, a decrease of 0.2 percent year-over-year. Fourth-quarter consolidated passenger revenue increased 1.3 percent to $8.1 billion, compared to the same period in 2013. Ancillary revenue per passenger in the fourth quarter increased 9.7 percent year-over-year to more than $22 per passenger. Fourth-quarter cargo revenue grew 18.2 percent to $260 million driven by higher volumes year-over-year, as cargo traffic recovered from the prior year’s lower bookings. Other revenue in the fourth quarter decreased 14.3 percent year-over-year to $970 million mostly due to the company choosing to discontinue an agreement to sell fuel to a third party. The corresponding expense decline appears in third-party business expense.

Consolidated revenue passenger miles increased 0.1 percent and consolidated available seat miles increased 0.9 percent year-over-year for the fourth quarter, resulting in a fourth-quarter consolidated load factor of 81.7 percent.

Fourth-quarter 2014 consolidated PRASM increased 0.4 percent and consolidated yield increased 1.3 percent compared to the fourth quarter of 2013.

Passenger revenue for the fourth quarter of 2014 and period-to-period comparisons of related statistics for UAL’s mainline and regional operations are as follows:

	4Q 2014 Passenger Revenue (millions)	Passenger Revenue vs. 4Q 2013	PRASM vs. 4Q 2013	Yield vs. 4Q 2013	Available Seat Miles vs. 4Q 2013
Domestic	$3,219	1.9%	3.5%	4.4%	(1.6%)
Atlantic	1,357	4.5%	6.9%	6.1%	(2.2%)
Pacific	1,107	(1.5%)	(5.9%)	(3.8%)	4.7%
Latin America	692	11.3%	(4.4%)	(3.7%)	16.4%

International	3,156	3.6%	(0.2%)	0.5%	3.8%
Mainline	6,375	2.7%	1.7%	2.5%	1.0%
Regional	1,708	(3.6%)	(3.5%)	(2.9%)	(0.1%)

Consolidated	$8,083	1.3%	0.4%	1.3%	0.9%

UAL Announces Full-Year and Fourth-Quarter 2014 Profit / Page 3

Fourth-Quarter Costs

Fourth-quarter consolidated CASM, excluding special charges, third-party business expense, fuel and profit sharing, increased 1.2 percent compared to the fourth quarter of 2013. Fourth-quarter consolidated CASM including those items decreased 5.3 percent.

Fourth-quarter total operating expenses, excluding special charges, decreased $420 million, or 4.7 percent, year-over-year. Including special charges, total operating expenses decreased $406 million, or 4.5 percent, in the fourth quarter versus the same period in 2013.

Fourth-Quarter Liquidity and Cash Flow

UAL ended the fourth quarter with $5.7 billion in unrestricted liquidity, including $1.35 billion of undrawn commitments under its revolving credit facility. During the fourth quarter, the company had gross capital expenditures of $1 billion, excluding fully reimbursable projects. The company made debt and capital lease principal payments of $534 million in the fourth quarter, including prepayment of $248 million of convertible debt that was convertible into approximately 4.3 million shares of United common stock.

As part of United’s $1 billion share buyback program, the company spent approximately $100 million in share repurchases in the fourth quarter. For the year, United returned a total of approximately $320 million to shareholders through share repurchases and open market transactions. In addition, for the year the company spent $310 million to retire convertible debt that was convertible into approximately 5.8 million shares.

For the 12 months ended Dec. 31, 2014, the company’s return on invested capital was 12.9 percent.

“In 2014 we made significant progress towards creating long-term value for our investors while providing a better experience for our customers,” said John Rainey, UAL’s executive vice president and chief financial officer. “Our solid cost performance in 2014 was driven by executing on our Project Quality efficiency initiatives. As our cost initiatives mature throughout 2015, we anticipate that 2015 consolidated CASM, excluding fuel and third-party business expense, will be approximately flat.”

For more information on United’s first-quarter 2015 guidance, please visit ir.united.com for the company’s investor update.

About United

United Airlines and United Express operate an average of 5,055 flights a day to 373 airports across six continents. In 2014, United and United Express operated nearly two million flights carrying 138 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. United operates nearly 700 mainline aircraft, and this year, the airline anticipates taking delivery of 34 new Boeing aircraft, including

UAL Announces Full-Year and Fourth-Quarter 2014 Profit / Page 4

the 787-9 and the 737-900ER. United is also welcoming 49 new Embraer 175 aircraft to United Express. The airline is a founding member of Star Alliance, which provides service to 193 countries via 27 member airlines. More than 84,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aircraft fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A., Risk Factors, of UAL’s Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC.

-tables attached-

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UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

THREE MONTHS AND YEAR ENDED DECEMBER 31, 2014, AND 2013

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
(In millions, except per share data)	2014	2013	Increase/ (Decrease)	2014	2013	Increase/ (Decrease)
Operating revenue:
Passenger:
Mainline	$6,375	$6,205	2.7	$26,785	$25,997	3.0
Regional	1,708	1,772	(3.6)	6,977	7,125	(2.1)

Total passenger revenue	8,083	7,977	1.3	33,762	33,122	1.9
Cargo	260	220	18.2	938	882	6.3
Other operating revenue	970	1,132	(14.3)	4,201	4,275	(1.7)

Total operating revenue	9,313	9,329	(0.2)	38,901	38,279	1.6

Operating expense:
Aircraft fuel (A)	2,530	2,965	(14.7)	11,675	12,345	(5.4)
Salaries and related costs	2,251	2,114	6.5	8,935	8,625	3.6
Regional capacity purchase	597	582	2.6	2,344	2,419	(3.1)
Landing fees and other rent	568	546	4.0	2,274	2,090	8.8
Aircraft maintenance materials and outside repairs	415	431	(3.7)	1,779	1,821	(2.3)
Depreciation and amortization	431	421	2.4	1,679	1,689	(0.6)
Distribution expenses	334	338	(1.2)	1,373	1,390	(1.2)
Aircraft rent	215	230	(6.5)	883	936	(5.7)
Special charges (B)	179	165	NM	443	520	NM
Other operating expenses	1,168	1,302	(10.3)	5,143	5,195	(1.0)

Total operating expense	8,688	9,094	(4.5)	36,528	37,030	(1.4)

Operating income	625	235	166.0	2,373	1,249	90.0
Nonoperating income (expense):
Interest expense	(176)	(193)	(8.8)	(735)	(783)	(6.1)
Interest capitalized	12	14	(14.3)	52	49	6.1
Interest income	5	5	—	22	21	4.8
Miscellaneous, net (B)	(443)	51	NM	(584)	3	NM

Total nonoperating expense	(602)	(123)	389.4	(1,245)	(710)	75.4

Income before income taxes	23	112	(79.5)	1,128	539	109.3
Income tax benefit (C)	(5)	(28)	(82.1)	(4)	(32)	(87.5)

Net income	$28	$140	(80.0)	$1,132	$571	98.2

Earnings per share, basic	$0.08	$0.39	(79.5)	$3.05	$1.64	86.0

Earnings per share, diluted	$0.07	$0.37	(81.1)	$2.93	$1.53	91.5

Weighted average shares, basic	372	361	3.0	371	348	6.6
Weighted average shares, diluted	376	391	(3.8)	390	391	(0.3)

NM Not meaningful

UAL Announces Full-Year and Fourth-Quarter 2014 Profit / Page 6

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(A)	UAL’s results of operations include fuel expense for both mainline and regional operations.

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
(In millions, except per gallon)	2014	2013	Increase/ (Decrease)	2014	2013	Increase/ (Decrease)
Mainline fuel expense excluding hedge impacts	$1,982	$2,404	(17.6)	$9,408	$10,008	(6.0)
Hedge gains (losses) reported in fuel expense (a)	(85)	22	NM	(89)	18	NM

Total mainline fuel expense	2,067	2,382	(13.2)	9,497	9,990	(4.9)
Regional fuel expense	463	583	(20.6)	2,178	2,355	(7.5)

Consolidated fuel expense	2,530	2,965	(14.7)	11,675	12,345	(5.4)
Cash received (paid) on settled hedges that did not qualify for hedge accounting (b)	(151)	4	NM	(138)	39	NM

Fuel expense including all gains (losses) from settled hedges	$2,681	$2,961	(9.5)	$11,813	$12,306	(4.0)

Mainline fuel consumption (gallons)	769	777	(1.0)	3,183	3,204	(0.7)
Mainline average aircraft fuel price per gallon excluding hedge gains (losses) recorded in fuel expense	$2.58	$3.09	(16.5)	$2.96	$3.12	(5.1)
Mainline average aircraft fuel price per gallon	$2.69	$3.07	(12.4)	$2.98	$3.12	(4.5)
Mainline average aircraft fuel price per gallon including cash received (paid) on settled hedges that did not qualify for hedge accounting	$2.88	$3.06	(5.9)	$3.03	$3.11	(2.6)
Regional fuel consumption (gallons)	179	184	(2.7)	722	743	(2.8)
Regional average aircraft fuel price per gallon	$2.59	$3.17	(18.3)	$3.02	$3.17	(4.7)
Consolidated fuel consumption (gallons)	948	961	(1.4)	3,905	3,947	(1.1)
Consolidated average aircraft fuel price per gallon excluding hedge gains (losses) recorded in fuel expense	$2.58	$3.11	(17.0)	$2.97	$3.13	(5.1)
Consolidated average aircraft fuel price per gallon	$2.67	$3.09	(13.6)	$2.99	$3.13	(4.5)
Consolidated average aircraft fuel price per gallon including cash received (paid) on settled hedges that did not qualify for hedge accounting	$2.83	$3.08	(8.1)	$3.03	$3.12	(2.9)

(a)	Includes gains (losses) from settled hedges that were designated for hedge accounting. UAL allocates 100 percent of hedge accounting gains (losses) to mainline fuel expense.
(b)	Includes ineffectiveness gains (losses) on settled hedges and gains (losses) on settled hedges that were not designated for hedge accounting. Ineffectiveness gains (losses) and gains (losses) on hedges that do not qualify for hedge accounting are recorded in Nonoperating income (expense): Miscellaneous, net.

UAL Announces Full-Year and Fourth-Quarter 2014 Profit / Page 7

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(B)	Special items include the following:

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2014	2013	2014	2013
Operating:
Severance and benefit costs	$141	$91	$199	$105
Integration-related costs	17	40	96	205
Impairment of assets	16	33	49	33
Costs associated with permanently grounding Embraer ERJ 135 aircraft	—	—	66	—
Labor agreement costs	—	—	—	127
Losses on sale of assets and other special (gains) losses, net	5	1	33	50

Special charges	$179	$165	$443	$520
Nonoperating:
Loss on extinguishment of debt and other, net	$53	$—	$74	$—
Income tax benefit	(6)	(7)	(10)	(7)

Total operating and nonoperating special charges, net of income taxes	$226	$158	$507	$513
Mark-to-market (MTM) (gains) losses from fuel hedges settling in future periods	$225	$(59)	$244	$(84)
Prior period gains (losses) on fuel contracts settled in the current period	(18)	9	83	39

Total special items, net of income taxes	$433	$108	$834	$468

2014 - Special items

Severance and benefit costs: During the fourth quarter of 2014, the company recorded $141 million of costs related primarily to a voluntary early-out program for its flight attendants. More than 2,500 participants elected a one-time opportunity to voluntarily separate from the company and will receive a severance payment, with a maximum value of $100,000 per participant, based on years of service, with retirement dates from November 30, 2014 through the end of 2015. The company will record additional expense associated with this program through 2015 over the remaining required service periods. In addition to the fourth quarter item, during the year ended December 31, 2014, the company recorded $58 million of severance and benefits primarily related to reductions of management and front-line employees, including from Cleveland airport, as part of its cost savings initiatives. The company is currently evaluating its options regarding its long-term contractual commitments at Cleveland. The capacity reductions at Cleveland may result in further special charges, which could be significant, related to our contractual commitments.

Integration-related costs: Integration-related costs include compensation costs related to systems integration, training, severance and relocation for employees.

Impairment of assets: During the fourth quarter of 2014, the company recorded a charge of $16 million ($10 million net of related income tax benefits) related to its annual assessment of impairment of its indefinite-lived intangible assets (primarily international Pacific routes). In addition to the fourth quarter item, during the year ended December 31, 2014, the company recorded $33 million for charges related primarily to impairment of its flight equipment held for disposal associated with its Boeing 737-300 and 737-500 fleets.

Costs associated with permanently grounding Embraer ERJ 135 aircraft: During the year ended December 31, 2014, the company recorded $66 million for the permanent grounding of 21 of the company’s Embraer ERJ 135 regional aircraft under lease through 2018, which includes an accrual for remaining lease payments and an amount for maintenance return conditions. As a result of the current fuel prices, new Embraer 175 regional jet deliveries and impact of pilot shortages at regional carriers, the company decided to permanently ground these 21 Embraer ERJ 135 aircraft. The company continues to operate nine Embraer ERJ 135 aircraft and will assess the possibility of grounding those aircraft when the term of the current capacity purchase contract ends.

Loss on extinguishment of debt and other special charges, net: On October 10, 2014, United used cash to retire, at par, the entire $248 million principal balance of the 6% Convertible Junior Subordinated Debentures and the 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES). The $53 million expense is primarily associated with the write-off of non-cash debt discounts recorded on the TIDES due to purchase accounting during the merger with Continental Airlines in 2010.

MTM losses from fuel hedges settling in future periods and prior period gains (losses) on fuel contracts settled in the current period: The company utilizes certain derivative instruments that are economic hedges but do not qualify for hedge accounting under U.S. generally accepted accounting principles. The company records changes in the fair value of these economic hedges to Nonoperating income (expense): Miscellaneous, net in the statements of consolidated operations. During the three and twelve months ended December 31, 2014, the company recorded $225 million and $244 million, respectively, in MTM losses on economic hedges that will settle in future periods. For economic hedges that settled in the three and twelve months ended December 31, 2014, the company recorded MTM gains (losses) of ($18) million and $83 million, respectively, in prior periods. The figures above also include an insignificant amount of ineffectiveness on hedges that are designated for hedge accounting.

UAL Announces Full-Year and Fourth-Quarter 2014 Profit / Page 8

2013 - Special items

Severance and benefit costs: During the fourth quarter of 2013, the company recorded a $91 million severance and benefit special charge. The company offered a voluntary retirement program for its fleet service, passenger service, storekeeper and pilot workgroups. Approximately 1,200 employees volunteered during the fourth quarter and United recorded approximately $64 million of costs for the programs. The company also offered a voluntary leave of absence program that approximately 1,100 flight attendants accepted, which allowed for continued medical coverage during the leave of absence period, resulting in a charge of approximately $12 million. The remaining $15 million of severance and benefit costs is related to involuntary severance programs associated with other workgroups. During the year ended December 31, 2013, the company recorded a $14 million charge associated with a voluntary program offered by United in which flight attendants took an unpaid 13-month leave of absence. The flight attendants received medical benefits and other company benefits while on leave under this program. Approximately 1,300 flight attendants opted to participate in the program.

Integration-related costs: Integration-related costs included compensation costs related to systems integration and training, branding activities, new uniforms, write-off or acceleration of depreciation on systems and facilities that were no longer used or planned to be used for significantly shorter periods, relocation for employees and severance primarily associated with administrative headcount reductions.

Impairment of assets: During the year ended December 31, 2013, the company recorded $32 million of charges related primarily to impairment of its flight equipment held for disposal associated with its 737-300 and 737-500 fleets and a $1 million charge associated with a route to Manila to reflect the estimated fair value of this asset as part of its annual impairment test of indefinite-lived intangible assets.

Labor agreements costs: On September 26, 2013, the company announced that it had reached tentative agreements with respect to joint collective bargaining agreements with the International Association of Machinists for the fleet service, passenger service and storekeeper workgroups. The company recorded a $127 million special charge associated with lump sum cash payments that would be made in conjunction with the ratification of the agreements. The agreements were ratified and the payments were made in the fourth quarter of 2013.

Losses on sale of assets and other special (gains) losses, net: During the year ended December 31, 2013, the company recorded $18 million associated with the temporary grounding of its Boeing 787 aircraft. The charges were comprised of aircraft depreciation expense and dedicated personnel costs that the company incurred while the aircraft were grounded. The aircraft returned to service in May 2013. During the fourth quarter of 2013, the company recorded approximately $11 million in accruals for future rent associated with the early retirement of four leased 757-200 aircraft, offset by $5 million in gains on the sale of aircraft and a $5 million adjustment in legal reserves. In addition to the fourth quarter items, during the year ended December 31, 2013, the company adjusted its reserves for certain legal matters by $34 million, recorded a $5 million gain related to a contract termination and recorded $2 million in losses on the sale of assets.

MTM gains from fuel hedges settling in future periods and prior period gains on fuel contracts settled in the current period: During the three and twelve months ended December 31, 2013, the company recorded $59 million and $84 million, respectively, in MTM gains on economic hedges that settled in later periods. For economic hedges that settled in the three and twelve months ended December 31, 2013, the company recorded MTM gains of $9 million and $39 million, respectively, in prior periods. The figures above also include an insignificant amount of ineffectiveness on hedges that are designated for hedge accounting.

(C)	No federal income tax expense was recognized related to the company’s pretax income for the three months ended December 31, 2014, and 2013 and the year ended December 31, 2014, and 2013 due to the utilization of book net operating loss carry forwards for which no benefit has previously been recognized. The company is required to provide a valuation allowance for its deferred tax assets in excess of deferred tax liabilities because UAL concluded that it is more likely than not that such deferred tax assets will ultimately not be realized.

UAL Announces Full-Year and Fourth-Quarter 2014 Profit / Page 9

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended December 31,		%		Year Ended December 31,		%
	2014	2013	Increase/ (Decrease)		2014	2013	Increase/ (Decrease)
Mainline:
Passengers (thousands)	22,087	22,155	(0.3)		91,475	91,329	0.2
Revenue passenger miles (millions)	42,609	42,531	0.2		179,015	178,578	0.2
Available seat miles (millions)	52,197	51,670	1.0		214,105	213,007	0.5
Cargo ton miles (millions)	674	599	12.5		2,487	2,213	12.4
Passenger load factor:
Mainline	81.6%	82.3%	(0.7	) pts.	83.6%	83.8%	(0.2	) pts.
Domestic	84.1%	84.8%	(0.7	) pts.	86.0%	85.7%	0.3	pts.
International	79.2%	79.7%	(0.5	) pts.	81.3%	81.9%	(0.6	) pts.
Passenger revenue per available seat mile (cents)	12.21	12.01	1.7		12.51	12.20	2.5
Average yield per revenue passenger mile (cents)	14.96	14.59	2.5		14.96	14.56	2.7
Average aircraft fuel price per gallon excluding hedge gains (losses) recorded in fuel expense (a)	$2.58	$3.09	(16.5)		$2.96	$3.12	(5.1)
Average aircraft fuel price per gallon (a)	$2.69	$3.07	(12.4)		$2.98	$3.12	(4.5)
Average aircraft fuel price per gallon including cash received (paid) on settled hedges that did not qualify for hedge accounting (a)	$2.88	$3.06	(5.9)		$3.03	$3.11	(2.6)
Fuel gallons consumed (millions)	769	777	(1.0)		3,183	3,204	(0.7)
Aircraft in fleet at end of period	691	693	(0.3)		691	693	(0.3)
Average stage length (miles) (b)	1,936	1,916	1.0		1,958	1,934	1.2
Average daily utilization of each aircraft (hours)	10:11	10:07	0.7		10:26	10:28	(0.3)
Regional:
Passengers (thousands)	11,470	11,952	(4.0)		46,554	47,880	(2.8)
Revenue passenger miles (millions)	6,602	6,648	(0.7)		26,544	26,589	(0.2)
Available seat miles (millions)	8,016	8,021	(0.1)		31,916	32,347	(1.3)
Passenger load factor	82.4%	82.9%	(0.5	) pts.	83.2%	82.2%	1.0	pt.
Passenger revenue per available seat mile (cents)	21.31	22.09	(3.5)		21.86	22.03	(0.8)
Average yield per revenue passenger mile (cents)	25.87	26.65	(2.9)		26.28	26.80	(1.9)
Aircraft in fleet at end of period	566	572	(1.0)		566	572	(1.0)
Average stage length (miles) (b)	570	544	4.8		561	542	3.5

UAL Announces Full-Year and Fourth-Quarter 2014 Profit / Page 10

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS (Continued)

	Three Months Ended December 31,		%		Year Ended December 31,		%
	2014	2013	Increase/ (Decrease)		2014	2013	Increase/ (Decrease)
Consolidated (Mainline and Regional):
Passengers (thousands)	33,557	34,107	(1.6)		138,029	139,209	(0.8)
Revenue passenger miles (millions)	49,211	49,179	0.1		205,559	205,167	0.2
Available seat miles (millions)	60,213	59,691	0.9		246,021	245,354	0.3
Passenger load factor	81.7%	82.4%	(0.7	) pts.	83.6%	83.6%	—	pts.
Passenger revenue per available seat mile (cents)	13.42	13.36	0.4		13.72	13.50	1.6
Total revenue per available seat mile (cents)	15.47	15.63	(1.0)		15.81	15.60	1.3
Average yield per revenue passenger mile (cents)	16.43	16.22	1.3		16.42	16.14	1.7
Average aircraft fuel price per gallon excluding hedge gains (losses) recorded in fuel expense (a)	$2.58	$3.11	(17.0)		$2.97	$3.13	(5.1)
Average aircraft fuel price per gallon (a)	$2.67	$3.09	(13.6)		$2.99	$3.13	(4.5)
Average aircraft fuel price per gallon including cash received (paid) on settled hedges that did not qualify for hedge accounting (a)	$2.83	$3.08	(8.1)		$3.03	$3.12	(2.9)
Fuel gallons consumed (millions)	948	961	(1.4)		3,905	3,947	(1.1)
Average full-time equivalent employees (thousands)	80.5	82.2	(2.1)		82.0	84.2	(2.6)

(a)	Fuel price per gallon includes aircraft fuel and related taxes.
(b)	Average stage length equals the average distance a flight travels weighted for size of aircraft.

UAL Announces Full-Year and Fourth-Quarter 2014 Profit / Page 11

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and Non-GAAP financial measures, including income before income taxes excluding special items, net earnings/loss per share excluding special items, and CASM, among others. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. Pursuant to SEC Regulation G, UAL has included the following reconciliation of reported Non-GAAP financial measures to comparable financial measures reported on a GAAP basis. UAL believes that adjusting for special items is useful to investors because special charges are non-recurring charges not indicative of UAL’s ongoing performance. In addition, the company believes that adjusting for MTM gains and losses from fuel hedges settling in future periods and prior period gains and losses on fuel contracts settled in the current period is useful because the adjustments allow investors to better understand the cash impact of settled hedges in a given period. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related to UAL’s core business. UAL also believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because this exclusion allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

(in millions)	Three Months Ended December 31,		$	%	Year Ended December 31,		$	%
	2014	2013	Increase/ (Decrease)	Increase/ (Decrease)	2014	2013	Increase/ (Decrease)	Increase/ (Decrease)
Operating expenses	$8,688	$9,094	$(406)	(4.5)	$36,528	$37,030	$(502)	(1.4)
Less: Special charges (B)	179	165	14	NM	443	520	(77)	NM

Operating expenses, excluding special charges	8,509	8,929	(420)	(4.7)	36,085	36,510	(425)	(1.2)
Less: Third-party business expenses	65	198	(133)	(67.2)	534	694	(160)	(23.1)
Less: Fuel expense	2,530	2,965	(435)	(14.7)	11,675	12,345	(670)	(5.4)
Less: Profit sharing, including taxes	53	28	25	89.3	235	190	45	23.7

Operating expenses, excluding fuel, profit sharing, special charges and third-party business expenses	$5,861	$5,738	$123	2.1	$23,641	$23,281	$360	1.5

Income before income taxes	$23	$112	$(89)	(79.5)	$1,128	$539	$589	109.3
Less: Special items before income tax benefit	439	115	324	281.7	844	475	369	77.7

Income before income taxes and excluding special items	$462	$227	$235	103.5	$1,972	$1,014	$958	94.5

Net income	$28	$140	$(112)	(80.0)	$1,132	$571	$561	98.2
Less: Special items, net (B)	433	108	325	NM	834	468	366	NM

Net income, excluding special items, net	$461	$248	$213	85.9	$1,966	$1,039	$927	89.2

Diluted earnings per share	$0.07	$0.37	$(0.30)	(81.1)	$2.93	$1.53	$1.40	91.5
Add back: Special items, net of tax	1.12	0.28	0.84	NM	2.12	1.20	0.92	NM
Add back: Impact of dilution, net	0.01	—	0.01	NM	0.01	—	0.01	NM

Diluted earnings per share, excluding special items, net	$1.20	$0.65	$0.55	84.6	$5.06	$2.73	$2.33	85.3

Weighted average shares, diluted	387	391		(1.0)	393	391		0.5

UAL Announces Full-Year and Fourth-Quarter 2014 Profit / Page 12

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
	2014	2013	Increase/ (Decrease)	2014	2013	Increase/ (Decrease)
CASM Mainline Operations (cents)
Cost per available seat mile (CASM)	13.68	14.41	(5.1)	14.03	14.31	(2.0)
Less: Special charges (B)	0.34	0.31	NM	0.21	0.24	NM

CASM, excluding special charges	13.34	14.10	(5.4)	13.82	14.07	(1.8)
Less: Third-party business expenses	0.12	0.39	(69.2)	0.25	0.33	(24.2)

CASM, excluding special charges and third-party business expenses	13.22	13.71	(3.6)	13.57	13.74	(1.2)
Less: Fuel expense	3.96	4.61	(14.1)	4.44	4.69	(5.3)

CASM, excluding special charges, third-party business expenses and fuel	9.26	9.10	1.8	9.13	9.05	0.9
Less: Profit sharing per available seat mile	0.10	0.05	100.0	0.11	0.09	22.2

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.16	9.05	1.2	9.02	8.96	0.7

CASM Consolidated Operations (cents)
Cost per available seat mile (CASM)	14.43	15.24	(5.3)	14.85	15.09	(1.6)
Less: Special charges (B)	0.30	0.28	NM	0.18	0.21	NM

CASM, excluding special charges	14.13	14.96	(5.5)	14.67	14.88	(1.4)
Less: Third-party business expenses	0.11	0.33	(66.7)	0.22	0.28	(21.4)

CASM, excluding special charges and third-party business expenses	14.02	14.63	(4.2)	14.45	14.60	(1.0)
Less: Fuel expense	4.20	4.97	(15.5)	4.75	5.03	(5.6)

CASM, excluding special charges, third-party business expenses and fuel	9.82	9.66	1.7	9.70	9.57	1.4
Less: Profit sharing per available seat mile	0.09	0.05	80.0	0.09	0.08	12.5

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.73	9.61	1.2	9.61	9.49	1.3

UAL Announces Full-Year and Fourth-Quarter 2014 Profit / Page 13

UNITED CONTINENTAL HOLDINGS, INC.

RETURN ON INVESTED CAPITAL (ROIC)

ROIC is a non-GAAP financial measure that we believe provides useful supplemental information for management and investors by measuring the effectiveness of our operations’ use of invested capital to generate profits. We use ROIC to track how much value we are creating for our shareholders as it represents an important financial metric that we believe provides meaningful information as to how well we generate cash flow relative to the capital invested in our business.

(in millions)	Twelve Months Ended December 31, 2014
Net Operating Profit After Tax (NOPAT)
Pre-tax income excluding special items (a)	$1,972
Add: Interest expense (b)	733
Add: Interest component of capitalized aircraft rent (b)	431
Add: Net interest on pension (b)	107
Less: Income tax expense	(6)

NOPAT	$3,237

Effective tax rate	0.3%
Invested Capital (five-quarter average)
Total assets	$37,560
Add: Capitalized aircraft rent (@7.0x)	6,362
Less:
Advance ticket sales	(4,290)
Frequent flyer deferred revenue	(6,345)
Deferred incomes taxes	2,477
Tax valuation allowance	(4,076)
Other non-interest bearing liabilities	(6,615)

Average Invested Capital	$25,073

Return on Invested Capital	12.9%

Twelve Months Ended December 31, 2014
(a) Non-GAAP Financial Reconciliation
Pre-tax income	$1,128
Add: Special items	844

Pre-tax income excluding special items	$1,972

(b)	Net of tax shield

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